UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 21, 2016

KBS GROWTH & INCOME REIT, INC.
(Exact Name of Registrant as Specified in Its Charter)
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Maryland	333-207471	47-2778257
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 Newport Center Drive, Suite 700
Newport Beach, California 92660
(Address of principal executive offices)

Registrant's telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
Affiliated Property Co-Management Agreement
On November 14, 2016, KBS Growth & Income REIT, Inc. (the “Company”), through an indirect wholly owned subsidiary (the “Owner”), acquired from Greenhouse Office Investors I, LLC, a five-story Class A office building containing 203,221 rentable square feet located on approximately 4.6 acres of land in Houston, Texas (“The Offices at Greenhouse”). On November 21, 2016, the Company, through the Owner, entered into a property co-management agreement (the “Property Management Agreement”) with KBS Management Group, LLC, an affiliate of KBS Capital Advisors LLC, the Company’s external advisor (the “Co-Manager”). Pursuant to the Property Management Agreement, the Co-Manager will provide certain management services related to The Offices at Greenhouse in addition to those provided by the third-party property manager. In exchange for these services, the Company will pay the Co-Manager a monthly fee equal to 0.25% of the rent, payable and actually collected for the month, from The Offices at Greenhouse. The Co-Manager will generally be responsible for all expenses it incurs in rendering services pursuant to the Property Management Agreement. The effective date of the Property Management Agreement was November 14, 2016 and the initial term of the agreement is for one year and will be deemed renewed for successive one year periods provided it is not terminated. Each party may terminate the Property Management Agreement without cause on 30 days’ written notice to the other party and each party may terminate the agreement for cause on five days’ written notice to the other party upon the occurrence of certain events as detailed in the agreement.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS GROWTH & INCOME REIT, INC.

Dated: November 23, 2016	BY:	/s/ JEFFREY K. WALDVOGEL
Jeffrey K. Waldvogel
Chief Financial Officer